Exhibit 99.1

For Immediate Release

Investor Contact: MKR Group Inc. Todd Kehrli or Jim Byers (323) 468-2300 meet@mkr-group.com

MeetMe Reports Third Quarter 2015 Financial Results

Mobile Revenue Increased 73% Year Over Year

Adjusted EBITDA Increased 141% Year Over Year

Adjusted EBITDA Margin Increased to 37%

NEW HOPE, Pa., November 3, 2015 – MeetMe, Inc. (NASDAQ: MEET), the public market leader for social discovery, today reported financial results for its third quarter ended September 30, 2015.

Third Quarter 2015 Financial Highlights

●	Mobile revenue was $11.6 million, up 73% from the third quarter of 2014.
●	Mobile revenue represented 81% of total revenue, the highest in MeetMe’s history.
●	Total revenue was $14.3 million, up 23% from the third quarter of 2014.
●

Adjusted EBITDA was $5.2 million, an increase of 141% year over year. (See the important discussion about the presentation of non-GAAP financial measures, and reconciliation to the most direct comparable GAAP financial measure, below.) Third quarter 2015 adjusted EBITDA excludes a one-time, $5.7 million write-off of Beanstock Media’s accounts receivable balance, which falls outside of the Company’s normal range of bad debt expense.

●	Adjusted EBITDA margin increased to 37%, up from 19% in the third quarter of 2014.
●

Net loss was $2.0 million, compared to net income of $52,000 for the third quarter of 2014. Third quarter 2015 net income was impacted by the one-time, $5.7 million write-off of Beanstock Media’s accounts receivable balance.

●	Cash and Cash Equivalents totaled $15.5 million at September 30, 2015.

Geoff Cook, Chief Executive Officer of MeetMe, stated, “In the third quarter, we set a new revenue record, reflecting growth in both engagement and ad pricing (or CPMs). Our mobile daily active users increased 19% year over year and our total mobile monthly active users increased 31% year over year. Additionally, our mobile CPMs increased 88% year over year. We believe it is significant to have achieved this level of revenue performance in the third quarter, as the fourth quarter is historically our strongest revenue quarter of the year, due to seasonal trends in CPMs. We are pleased to see the positive CPM momentum experienced in the third quarter continue to date into the fourth quarter.”

“On the product side, by year end, we expect to launch a major revamp of the MeetMe Plus subscription service, as well as additional native advertising partners. Our team is also hard at work at initiatives designed to deliver future user growth, including a significant revamp to our Recommendation Engine and a major new feature designed to facilitate interest-based communities.”

David Clark, Chief Financial Officer of MeetMe, added, “With continued effective management of our mobile advertising inventory, our mobile revenue during the quarter increased 73% year over year. Mobile revenue represented 81% of our total quarterly revenue, the highest percentage in our history and up from 58% in the year ago quarter. Much of that revenue improvement flowed through to adjusted EBITDA, which increased to $5.2 million on a year over year basis, resulting in a 37% adjusted EBITDA margin.”

Webcast and Conference Call Details

Management will host a webcast and conference call to discuss third quarter 2015 financial results today, November 3, 2015 at 10:30 a.m. Eastern time. To access the call dial 888-438-5448 (+1 719-457-2664 outside the United States) and when prompted provide the participant passcode 2164051 to the operator. In addition, a webcast of the conference call will be available live on the Investor Relations section of the Company’s website at www.meetmecorp.com and a replay of the webcast will be available for 90 days.

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NASDAQ: MEET). MeetMe makes it easy to discover new people to chat with on mobile devices. With approximately 80 percent of traffic coming from mobile and more than one million total daily active users, MeetMe is fast becoming the social gathering place for the mobile generation. MeetMe is a leader in mobile monetization with a diverse revenue model comprising advertising, native advertising, virtual currency, and subscription. MeetMe apps are available on iPhone, iPad, and Android in multiple languages, including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean. For more information, please visit meetmecorp.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the significance of third quarter revenue performance in terms of historical seasonal trends in our CPMs; whether positive CPM momentum experienced in the third quarter continue so far into the fourth quarter; whether we will launch a major revamp of the MeetMe Plus subscription service and the timing of such launch; whether we will launch additional native advertising partners and the timing of such launch; the success of future initiatives in delivering user growth; whether we will launch a significant revamp to our Recommendation Engine and the timing of such launch; whether we will launch a major new feature designed to facilitate interest-based communities and the timing of such launch; and whether our management of our mobile advertising inventory will continue to be effective in increasing mobile revenue.. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2014 and the Current Report on Form 8-K filed with the SEC on June 3, 2015. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G – Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, change in warrant liability, income taxes, depreciation and amortization, and non-cash stock-based compensation, non-recurring acquisition and restructuring expenses, loss on cumulative foreign currency translation adjustment, gain on sale of asset, bad debt expense outside the normal range, and the goodwill impairment charges. The Company excludes stock-based compensation because it is non-cash in nature.

Non-GAAP financial measures should not be considered as an alternative to net income, operating income, cash flow from operating activities, as a measure of liquidity or any other financial measure. They may not be indicative of the historical operating results of the Company nor is it intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

# # #

MEETME, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,528,283	$17,041,050
Accounts receivable, net of allowance of $338,000 and $586,000, at September 30, 2015 and December 31, 2014, respectively	10,956,933	9,045,269
Prepaid expenses and other current assets	911,601	790,031
Total current assets	27,396,817	26,876,350

Goodwill	70,646,036	70,646,036
Property and equipment, net	2,519,033	2,458,897
Intangible assets, net	1,657,248	2,894,330
Other assets	191,193	338,146
TOTAL ASSETS	$102,410,327	$103,213,759

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,745,902	$2,985,259
Accrued liabilities	3,178,405	3,249,404
Current portion of capital lease obligations	437,158	872,761
Current portion of long-term debt	1,246,809	2,068,326
Deferred revenue	207,753	218,484
Total current liabilities	6,816,027	9,394,234

Long-term capital lease obligation, less current portion, net	290,290	587,416
Long-term debt, less current portion, net	-	556,612
Other liabilities	412,318	418,530
TOTAL LIABILITIES	$7,518,635	$10,956,792

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, authorized - 5,000,000 Shares; Convertible Preferred Stock Series A-1, $.001 par value; authorized - 1,000,000 shares; 1,000,000 shares issued and outstanding at September 30, 2015 and December 31, 2014	$1,000	$1,000
Common stock, $.001 par value; authorized - 100,000,000 Shares; 45,480,470 and 44,910,034 issued and outstanding at September 30, 2015 and December 31, 2014	45,486	44,914
Additional paid-in capital	299,021,085	297,001,168
Accumulated deficit	(204,175,879)	(204,072,240)
Accumulated other comprehensive loss	-	(717,875)
TOTAL STOCKHOLDERS' EQUITY	94,891,692	92,256,967

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$102,410,327	$103,213,759

MEETME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues	$14,308,080	$11,604,724	$37,023,933	$31,795,558

Operating Costs and Expenses:
Sales and marketing	1,483,252	1,516,547	3,792,639	5,611,313
Product development and content	6,175,566	7,021,353	18,578,826	20,734,532
General and administrative	7,802,367	1,932,161	11,197,263	6,055,944
Depreciation and amortization	762,830	1,135,263	2,380,004	3,300,654
Restructuring costs	-	-	-	120,202
Total Operating Costs and Expenses	16,224,015	11,605,324	35,948,732	35,822,645

Income (Loss) from Operations	(1,915,935)	(600)	1,075,201	(4,027,087)

Other Income (Expense):
Interest income	5,303	2,679	15,733	4,394
Interest expense	(93,383)	(206,980)	(375,239)	(868,866)
Change in warrant liability	45,532	256,932	6,212	82,471
Loss on cumulative foreign currency translation adjustment	(78,987)	-	(862,078)	-
Gain on sale of asset	-	-	163,333	-
Total Other Income (Expense)	(121,535)	52,631	(1,052,039)	(782,001)

Income (loss) before Income Taxes	(2,037,470)	52,031	23,162	(4,809,088)
Income taxes	1,849	-	(126,801)	-
Net Income (Loss)	$(2,035,621)	$52,031	$(103,639)	$(4,809,088)
Preferred stock dividends	-	-	-	-
Net income (loss) allocable to Common Stockholders	$(2,035,621)	$52,031	$(103,639)	$(4,809,088)

Basic and diluted income (loss) per common stockholders:
Basic income (loss) per common stockholders	$(0.04)	$0.00	$0.00	$(0.12)
Diluted income (loss) per common stockholders	$(0.04)	$0.00	$0.00	$(0.12)

Weighted average shares outstanding:
Basic	45,470,686	43,092,803	45,192,785	40,131,955
Diluted	45,470,686	43,092,803	45,192,785	40,131,955

Net Income (Loss)	$(2,035,621)	$52,031	$(103,639)	$(4,809,088)
Foreign currency translation adjustment	-	(74,389)	-	(34,115)
Comprehensive Loss	$(2,035,621)	$(22,358)	$(103,639)	$(4,843,203)

MEETME, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME (LOSS) ALLOCABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Net income (loss) allocable to Common Stockholders	$(2,035,621)	$52,031	$(103,639)	$(4,809,088)

Interest expense	93,383	206,980	375,239	868,866
Depreciation and amortization	762,830	1,135,263	2,380,004	3,300,654
Stock-based compensation expense	661,426	1,043,083	2,009,742	3,022,471
Change in warrant liability	(45,532)	(256,932)	(6,212)	(82,471)
Income taxes	(1,849)	-	126,801	-
Acquisition and restructuring costs	-	-	-	120,202
Bad debt expense outside normal range	5,735,204		5,735,204
Loss on cumulative effect of foreign currency translation adjustment	78,987	-	862,078	-
Gain on sale of asset	-	-	(163,333)	-
Adjusted EBITDA	$5,248,828	$2,180,425	$11,215,884	$2,420,634

GAAP basic and diluted net income (loss) per common stockholders	$(0.04)	$0.00	$0.00	$(0.12)
Basic adjusted EBITDA per common stockholders	$0.12	$0.05	$0.25	$0.06
Diluted adjusted EBITDA per common stockholders	$0.11	$0.05	$0.23	$0.05

Weighted average number of shares outstanding, Basic	45,470,686	43,092,803	45,192,785	40,131,955
Weighted average number of shares outstanding, Diluted	49,128,421	46,064,928	48,794,667	45,567,523